UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2024

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RECRUITER.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-53641	90-1505893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Seventh Avenue

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

Not Applicable

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered
Common Stock	RCRT	NASDAQ Capital Market
Common Stock Purchase Warrants	RCRTW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 17, 2023, the Company received a deficiency letter from the Nasdaq Listing Qualifications Staff (the "Staff") indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(b) (the "Rule"), which requires a minimum of $2,500,000 in stockholders' equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations. This communication served as formal notice that the Company's financial standing did not meet one of the essential benchmarks set by Nasdaq for continued listing on the exchange.

In response to the deficiency notice and in pursuit of compliance with the Rule, the Company undertook several strategic transactions. Notably, on October 1, 2023, the Company completed a significant transaction with Futuris Company ("Futuris"), which purchased certain client contacts, associated staff contractors, business information, and relationships from the Company. The transaction included $500,000 in Futuris stock and a share of ongoing gross profits capped at $2 million. This strategic move was part of the Company's broader effort to realign its financial structure and operational focus towards achieving compliance with Nasdaq's requirements.

Furthermore, the Company engaged in additional strategic activities, including the entry into the sale of assets to Job Mobz Inc. and the acquisition of GoLogiq SPV LLC, which was collectively designed to enhance the Company's financial position and stockholders' equity.

Furthermore, the current holders of approximately $3 million of promissory notes and warrants issued by the Company pursuant to that certain Securities Purchase Agreement dated as of August 30, 2022, transferred such notes and warrants to several non-affiliate accredited investors.   Immediately following such transfer, warrants for the purchase of 161,940 shares were exercised in consideration of the cancellation of approximately $450,194 in such promissory notes.  In addition, principal and interest on promissory notes of approximately $523,380 were converted, with the Company’s consent, into 286,000 common shares at an exercise price of $1.83per share, and $737,538 in such debt was waived.

Following these transactions, and as evidenced by our financial projections and assessments, the Company's stockholders' equity as of February 13, 2024, was estimated to be approximately $2,600,000, surpassing the minimum requirements set forth by the Rule.

Based on the completion of these transactions and the resulting financial restructuring, as of the date of this report, Recruiter.com Group Inc. firmly believes it has regained compliance with the Nasdaq's stockholders' equity requirement for continued listing. The Company is committed to maintaining this compliance and understands that Nasdaq will continue to monitor our adherence to the stockholders' equity requirement. We are aware that should the Company not demonstrate compliance in our next periodic report, we may face delisting procedures as per Nasdaq's regulatory framework.

The Company is dedicated to transparency and compliance with all Nasdaq listing requirements and will continue to take the necessary steps to ensure ongoing compliance and to support the interests of our shareholders and stakeholders.

(d) Exhibits

Exhibit No.	Description
99.1	Pro Forma Balance Sheet

*Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish copies of any of the omitted schedules or exhibits upon request of the U.S. Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2024

Recruiter.com Group, Inc.

/s/ Miles Jennings
Miles Jennings
Chief Executive Officer

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